LICENSE AND RESEARCH AGREEMENT

BETWEEN

ANTIGEN EXPRESS, INC.

(A WHOLLY-OWNED SUBSIDIARY OF

GENEREX BIOTECHNOLOGY CORPORATION)

AND

SHENZHEN BIOSCIEN PHARMACEUTICALS CO. LTD.

November 29th, 2017

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TABLE OF CONTENTS

1. DEFINITIONS 定义 2

1.1 Affiliate 子公司 3
1.2 Analog 类似物 3
1.3 Approved Sale 批准预售 3
1.4 AE37 3
1.5 Change of Control 控制权变更 4
1.6 China 中国 5
1.7 Collaboration 合作 5
1.8 Combination Therapy 联合用药治疗 5
1.9 Confidential Information 保密信息 5
1.10 Control(s) or Controlled 控制或受控 6
1.11 Dollars 货币 7
1.12 Field 范围 7
1.13 Governmental Authorization 政府授权 7
1.14 Governmental Body 政府机构 7
1.15 Homolog 同系物 8
1.16 Independent Research 独立研究 8
1.17 Investigator 研究者 8
1.18 Licensed Compounds 执照专利化合物 8
1.19 Licensed Know-How 执照专利技术 8
1.20 Licensed Patent Rights 执照专利权 9
1.21 Licensed Product 执照专利产品 9
1.22 NDA 新药上市许可申请 9
1.23 Net Sales 净销售额 10
1.24 Non-Affiliate Acquirer 非子公司获得人 11
1.25 Person 人员 12
1.26 Phase I Clinical Study 第 I 期临床研究 12
1.27 Phase II Clinical Study 第 II 期临床研究 12
1.28 Phase III Clinical Study 第 III 期临床研究 12
1.29 Pivotal Trial 关键试验 13
1.30 Regulatory Approval 监管批准 13
1.31 Regulatory Authority 监管机构 13
1.32 Research Information 研究资料 13
1.33 Research Inventions 研究发明 14
1.34 Sublicense Agreement 从属许可协议 14
1.35 Sublicensee 从属执照方 14
1.36Technical Information 技术信息 14
1.37 Territory 区域 14
1.38 Additional Definitions 附加定义 15

2. RIGHTS AND RESPONSIBILITIES 权利和义务 16

2.1 Licensee 执照方 16
2.2 Licensor 授照方 16

3. LICENSE AND SUBLICENSES 执照和从属执照 17

2

3.1 Exclusive License Granted to Licensee 独家许可授予执照方 17
3.2 Retained Rights of Licensor 授照方的权利保留 17
3.3 Sublicenses Granted by Licensee 执照方授权从属许可 18
3.4 Diligence Obligations 尽职义务 18
3.5 Reservation of Rights 预留权利 19

4. PAYMENTS, ROYALTIES AND STOCK 支付，版税和股份 19

4.1 Milestone Payments 里程碑付款 20
4.2 Royalties 版税 20

5. CONFIDENTIALITY; PUBLICATION 保密性和出版物 25

5.1 Confidential Information 保密信息 25
5.2 Permitted Disclosures 允许公开 25
5.3 Obligations of the Receiving Party 接收方的义务 26
5.4 Permitted Disclosure by Licensee 允许执照方披露 26
5.5 Survival 期满后继续有效 27
5.6 Publication 出版 27

6. INTELLECTUAL PROPERTY RIGHTS; OWNERSHIP 知识产权 28

6.1 Ownership 所有权 28
6.2 Patent Prosecution 专利诉讼 29
6.3 Expenses 开支 29

7. INTELLECTUAL PROPERTY PROTECTION 知识产权保护 30

7.1 Notice of Suspected Infringement of Licensed Patent Rights 涉嫌侵犯执照专利权的通知 30
7.2 Control of Infringement Actions 侵权行为控制 30
7.3 Notice of a Claim of Infringement by a Third Party 第三方侵权索赔通知 31
7.4 Defense of a Third-Party Claim 第三方索赔辩护 31

8. REPRESENTATIONS AND WARRANTIES 陈述和担保 32

8.1 Representations and Warranties of Licensee 执照方的陈述和担保 32
8.2 Representations, Warranties and Covenants of Licensor 授照方的陈述、保证和条款 33
8.3 Disclaimer of Warranties 免责声明和担保 35

9. REGULATORY MATTERS 监管事项 35

9.1 Export Controls 出口管制 35

10. INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY 赔偿，保险和责任的局限性 35

10.1 Indemnification by Licensee 执照方的赔偿 36
10.2 Indemnification by Licensor 授照方的赔偿 36
10.3 Other Remedies 其他赔偿 37
10.4 Insurance 保险 37
10.5 Limitation of Liability 责任限制 38

11. TERM AND TERMINATION 合同期限及终止 38

11.1 Term 期限 38
11.2 Termination 终止 38
11.3 Effect of Termination or Expiration 解除效力或期满 39
11.4 Survival 期满后继续有效 40

12. ASSIGNMENT 分配 41

3

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LICENSE AND RESEARCH AGREEMENT

This License and Research Agreement (the "Agreement"), effective as of the day of November, 2017 (the "Effective Date"), is by and between Antigen Express, Inc., a wholly-owned subsidiary of Generex Biotechnology Corporation, a Delaware corporation, with an address of 4145 North Service Road, Suite 200, Burlington, Ontario, Canada L7L 6A3 (hereinafter referred as "Licensor"), and Shenzhen BioScien Pharmaceuticals Co., Ltd., located at Room 311, First Building, Shenzhen Overseas Venture Park (Longgang), Shenzhen 518116, Guangdong, China (hereinafter referred to as "Licensee"). Licensor and Licensee may each be referred to herein individually as a "Party" and collectively

RECITALS

WHEREAS, Licensor is a publicly-traded biotechnology company (OTCPink:GNBT) managed by an executive management team and governed by the Board of Directors (the

“Board”);

WHEREAS, the executive management team is responsible for all matters relating to patent administration and technology transfer applicable to Licensor, and is expressly authorized to negotiate and execute this Agreement;

WHEREAS, Licensor is (or in the future, may be) the owner of certain patent rights, other intellectual property rights, know-how and other proprietary rights in the Territory relating to Licensed Compounds and/or Research Information (as each of these capitalized terms is defined herein);

WHEREAS, Licensor desires to grant to Licensee an exclusive license in the Field (as defined below) in the Territory (as defined below) related to the Licensed Compounds and Research Information;

WHEREAS, Licensee desires to research and develop Licensed Compounds, Research Information and Licensed Products, and to commercialize Licensed Products, in the Field in the Territory;

WHEREAS, Licensor and Licensee wish to enter into this Agreement to enable Licensee to further develop and commercialize Licensed Products that incorporate or use one or more compounds within the Licensed Compounds and/or the Research Information, and to enable Licensee to use and exploit in the Field in the Territory any information, technology or intellectual property that relates to Licensed Compounds or Research Information, or that covers Research Inventions.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) references to "Articles," "Sections" and other subdivisions, and to "Exhibits," shall refer to articles, sections, subdivisions and exhibits of this Agreement, unless specified to be referring to another agreement between the Parties; (b) the use of the term "including" shall mean "including without limitation"; (c) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular provision; (d) the use of the phrase "by Licensor," "by Licensee" or "by a Party" shall mean "by such Party (and/or on behalf of such Party)"; and (e) the following initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the following meanings:

1.1 Affiliate

Any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated Party, but only for so long as such relationship exists. For the purposes of this definition, "control" means (a) in the case of corporate entities, ownership of fifty percent (50%) or more of the outstanding shares of stock entitled to vote for directors of such corporation, or (b) in the case of non-corporate entities, direct or indirect ownership of fifty percent (50%) or more of the equity interest with the power to direct the management and policies of such non-corporate entities, or (c) the possession, directly or indirectly, of such other power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract, or otherwise.

1.3 Approved Sale

The sale of a Licensed Product for human pharmaceutical use in the Territorys.

1.4 AE37

Peptide name: AE37 (li-Key/HER2/neu776-790)

Trade name: AE37

Appearance: White lyophilized powder 91'1

Peptide sequence: AC-LRMKGVGSPYVSRLLGICL-NH2

Molecular Weight: 1052.6 daltons

Peptide counter ion: Acetate

AE37 means the hybrid HER2/neu peptide AE37 (li-Key/HER2/neu776-790), a fifteen amino-acid peptide to which the four amino-acid sequence LRMK has been added and it is produced by solid-phase peptide synthesis. The AE37 peptide is manufactured, purified by High Performance Liquid Chromatography (HPLC), and lyophilized in an acetic acid and acetonitrile solution. The drug substance is stored as a lyophilized powder as per Good Manufacturing Practices (GMP) including in-process, drug substance and finished drug substance testing of AE37; testing includes appearance, purity by HPLC and mass spectral analysis, identification by amino acid content and sequence, and quality by bioburden, sterility USP and endotoxin. The peptide is purified to ¥95 0,/0 purity. Residual organic volatiles, counter ion content, water content and non-peptide content (by AA) are also routinely determined. The drug substance is lyophilized and frozen at -20 oc and the bulk drug substance is provided as per clinical protocol requirements.

Manufacturer (Drug Substance and Drug Product) of AE37 AE37

PolyPeptide Laboratories San Diego

9395 Cabot Drive

San Diego, CA 92126 USA

1.5 Change of Control

With respect to a Party, a "Change of Control" of such Party shall mean (a) a sale or conveyance of all or substantially all of the assets of such Party to which this Agreement relates; (b) a consolidation, merger or reorganization of such Party with or into any other company, limited liability company or other entity (other than a wholly-owned subsidiary of such Party) or other transaction or series of transactions in which the stockholders of such Party immediately prior to the transaction fail to own fifty percent (50%) or more of the voting stock of the surviving company following the transaction (taking into account only stock of the company held by such stockholders prior to the transaction); or (c) an acquisition of shares from such Party or an Affiliate or from the stockholders of such Party or an Affiliate immediately prior to such acquisition as a result of which a third party or group of third parties acquires control, directly or indirectly, of fifty percent (50%) or more of the voting stock of such Party following such acquisition.

1.6 China

The People's Republic of China (PRC), including the Hong Kong Special Administrative Region of the PRC, Taiwan and the Macau Special Administrative Region of the PRC.

1.7 Collaboration

Two or more affiliates (including Licensor and Licensee) work together to realize or achieve the drug development and commercialization successfully. For example, the collaboration will be established with a major pharmaceutical company to perform the combination therapeutic clinical trials.

1.8 Combination Therapy

Two or more medications combined and used to treat one disease. For example, AE37 combined with a checkpoint inhibitor for the treatment of prostate cancer.

1.9 Confidential Information

Any and all non-public information that is disclosed by a Party (the "Disclosing Party") to the other Party (the "Receiving Party") is in connection with this Agreement. For the sake of clarity, the Parties acknowledge that a Disclosing Party may or may not be the c».mer of such disclosed information (for example, if one Party discloses to the other Party any Confidential Information that is jointly owned hereunder, such disclosure does not render such Confidential Information solely owned by the Disclosing Party, but such information remains Confidential Information). Disclosures by a Party's Affiliate shall be deemed disclosures by that Party, and disclosures to a Party's Affiliate shall be deemed disclosures to that Party. Notwithstanding the foregoing, Confidential Information shall not include any part of such information that:

1.9.1 Was already known to the Receiving Party without access to or use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party's written records;

1.9.2 Was generally available to the public or was otherwise part of the public domain at the time of disclosure hereunder to the Receiving Party;

1.9.3 Became generally available to the public or otherwise becomes part of the public domain after disclosure hereunder to the Receiving Party, and other than through any act or omission of the Receiving Party in breach of this Agreement;

1.9.4 Was subsequently lawfully disclosed to the Receiving Party by a third party on a non-confidential basis, other than in breach of a confidentiality obligation of such third party to the Disclosing Party or any other third party; or

1.9.5 Was developed or discovered by the Receiving Party or its Affiliates without access to or use of Confidential Information of the Disclosing Party, as evidenced by the written records or communications of either Party.

1.10 Control(s) or Controlled

With respect to any (a) item of information, including Research Information and Technical Information, or (b) intellectual property right, the possession (whether by ownership, license or otherwise, but other than pursuant to this Agreement) by a Party of the lawful and contractual ability to disclose to the other Party, or to grant to the other Party access and/or a license to or under, such item of information or intellectual property right within the scope of this Agreement, without the obligation to pay' royalties or other consideration to any third party.

1.11 Dollars

United States Dollars, or the lawful currency of the United States of America.

1.12 Field

The Field is restricted to preventative, palliative and other therapeutic uses and applications of the Licensed Compound, the Research Information, and the Licensed Product for the immunotherapeutic treatment of prostate cancer.

1.13 Government Authorization

Any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any law, regulation, or ordinance.

1.14 Governmental Body

1.14.1 nation, state, county, city, town, borough, village, district or other jurisdiction;

1.14.2 federal, state, local, municipal, foreign or other government;

1.14.3 governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

1.14.4 multi-national organization or body

1.14.5 body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

1.14.6 official of any of the foregoing

1.16 Licensed Compounds

AE37 and all its associated compounds in the patent, as immunotherapy for prostate cancer, that are owned or controlled by Licensor.

1.17 Licensed Know-How

Any and all know-how, trade secret or other intellectual property rights (including rights in Research Information and Technical Information, but excluding Licensed Patent Rights and other rights to patents or patent applications) owned or Controlled by Licensor, as of the Effective Date or at any time during the term of this Agreement, and relating to the use and/or exploitation of Licensed Compounds, Research Information and/or Licensed Products in the Field; provided that the term "Licensed Know-How" shall expressly exclude: a) know-how, trade secret and other intellectual property rights related to any active pharmaceutical ingredient in a Combination Product that is not itself a Licensed Product; b) know-how, trade secret and other intellectual property rights related to AE37 that are outside the Field.

1.18 Licensed Patent Rights

(a) Any and all patents and provisional and non-provisional patent applications set forth in Exhibit A attached hereto; and (b) any and all other patents and patent applications owned or Controlled by Licensor anywhere in the Territory, as of the Effective Date or at any time during the term Of this Agreement, containing one or more Claims to, or otherwise covenng, any Licensed Compound or Research Information; including any and all renewals, divisions, continuations and continuations-in-part Of any Of the foregoing, any and all patents issued thereon, and any reissues, reexamination, extensions, substitutions, confirmations, registrations, revalidations, revisions and additions Of or to such patents, and any and all foreign counterparts anywhere in the TetTitory Of any Of the foregoing.

1.19 Licensed Product

Any formulations Of a final Drug Product, as defined by the U.S. FDA, Of AE37 immunotherapy for prostate cancer that is manufactured under standards established by Regulatory Authorities for commercial sale in the Territory in the Field.

1.20 NDA

New Drug Application filed with the Food and Drug Administration Of the United States or any successor agency thereto (“FDA") and the Chinese Food and Drug Administration (“CFDA').

1.21 Net sales

With respect to a Licensed product, the aggregate gross invoice prices charged for sales Of such Licensed Product to third parties by Licensee and its Affiliates and Sub-licensees after deducting, if not previously deducted from the amount invoiced or received for sales Of Licensed Products:

1.21.1 reasonable and customary trade, quantity, and cash discounts actually given, as well as discounts, rebates or governmentally mandated payments, to the extent actually allowed and taken;

1.21.2 returns, rebates, chargebacks and other allowances actually given; iß*h,

1.21.3 retroactive price reductions that are actually granted;

1.21.4 to the extent separately stated on the relevant invoices, actual transportation and insurance costs incidental to sales of Licensed Products; and

1.21.5 taxes, tariffs, customs duties and surcharges and other governmental charges (other than income taxes) incurred in connection with the sale, exportation, or importation of Licensed Products.

In the event that a Licensed Product is sold in the form of a combination product containing one or more active pharmaceutical ingredients which are themselves not Licensed Products (a "Combination Product"), the Net Sales attributable to the Licensed Product portion of such Combination Product, for the purposes of determining royalty payments hereunder, shall be determined by multiplying the Net Sales of the Combination Product, during the applicable Royalty Reporting Period, by the fraction A/(A+B), where A is the average sales price of the Licensed Product when sold separately in finished form, and B is the sum of the average sales prices of each of the other active pharmaceutical ingredients included in the Combination Product when sold separately in finished form, in each case during the applicable Royalty Reporting Period or, if sales of both the Licensed Product and the other active pharmaceutical ingredients included in the Combination Product did not occur in such period, then in the most recent Royalty Reporting Period in which sales of both occurred. In the event that such average sales price cannot be determined for both the Licensed Product and all other active pharmaceutical ingredients included in the Combination Product, Net Sales attributable to the Licensed Product portion of such Combination Product for the purposes of determining royalty payments hereunder shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/(C+D), where C is the fully absorbed cost of the Licensed Product (exclusive of royalties, milestone payments or similar costs and payments to a third party(ies)), and D is the sum of the fully absorbed cost of each other active pharmaceutical ingredient(s)included in the Combination Product (which fully absorbed cost of the other active pharmaceutical ingredient(s) included in the Combination Product shall exclude any royalties, milestone payments, and similar costs and payments to a third party(ies)).

Sales Of Licensed Product among Licensee, its Affiliates and Sub-licensees for resale by Licensee, its Affiliate(s) or Sub-licensee(s) shall not be considered a sale of Licensed product, but the resale by Licensee or such Affiliate(s) or Sub-licensee(s) to a third party shall be a sale of Licensed Product.

Licensee shall have the right to distribute or make available commercially reasonable quantities Of Licensed Products free of charge for use in clinical studies, for charitable purposes, and for use as commercial samples.

1.22 Non-Affiliate Acquirer

Any Person that is not an Affiliate of Licensee and that no officer, director or stockholder of Licensee or group thereof Controls (where "Control" is defined as in the definition of "Affiliate' except that the relevant percentage shall be five percent (5%) instead of percent (50%).

1.23 Person

An individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint、venture or other entity or a Governmental Body.

1.24 Phase I Clinical Study 第 I 期临床研宄

A controlled clinical study in humans of a Licensed Product that is conducted in accordance with FDA guidelines for conduct ofa Phase I clinical study to evaluate the safety (dose range) of the Licensed Product, and to determine the dose range of the Licensed Product, which clinical study is typically well controlled and closely monitored and intended to obtain statistical significance.

1.25 Phase II Clinical Study

A controlled clinical study in humans of a Licensed Product that is conducted in accordance with FDA guidelines for conduct of a Phase Il clinical study to evaluate the effectiveness of the Licensed Product for a particular indication or indications in patients with the disease or condition under study, and to determine the common short-term side effects and risks associated with the Licensed Product, which clinical study is typically well controlled and closely monitored and intended to obtain statistical significance.

1.26 Phase II Clinical Study

An expanded controlled and/or uncontrolled clinical study in humans of a Licensed Product that is performed after preliminary evidence from Phase Il studies suggesting effectiveness of the Licensed Product has been obtained, which study is intended to gather additional information about Licensed Product effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Licensed Product, and to provide an adequate basis for physician labeling. Phase Ill Clinical Studies are used to support an application for Regulatory Approval submitted to a Regulatory Authority in the Territory.

1.27 Regulatory Approval

The approval or authorization (including the approval of an NDA, where applicable) by any Regulatory Authority in the Territory that is necessary for the import, manufacturing, distribution, marketing, promotion, and sale of Licensed Product(s) in the Territory.

1.28 Regulatory Authority

China Food and Drug Administration (CFDA).

1.29 Research Inormation

All information developed or generated by Licensor in respect of the Licensed Compounds, including Research Inventions, technical information and data, pre-clinical and clinical information and data, process and product information, formulas, formulations, compositions, materials (including biological and chemical materials), devices, research information and data, manufacturing information and data, computer programs, test results, business plans, accounting records, research and development reports, supplier information, marketing and sales information, other business and financial information, trade secrets and know-how, and any record of the above, including writings, computer records and programs, photographic films, drawings, illustrations, pictures, video recordings, audio recordings, models and samples.

1.30 Research Inventions

Any inventions or improvements (whether or not patentable) conceived, reduced to practice, made, developed or generated by Licensor others working under Licensor's direction or control.

1.31 Sub-license Agreement

An agreement between Licensee and a Sub-licensee that complies with the provisions and requirements of Section 3.3 below.

1.32 Sub-licensee

Any Person to which Licensee shall have granted a sublicense of the rights granted to Licensee by Licensor hereunder.

1.33 Technical Information

All information (including all Confidential Information of Licensor, data, materials, devices, research reagents and results, formulas, drawings, samples, processes, designs, submitted manuscripts, draft manuscripts, information contained in laboratory notebooks and records, process information, clinical protocols and results, and other information and know-how) pertaining to the isolation, identification, synthesis, manufacture or use of a Licensed Compound, a Research Invention and/or a Licensed Product (but expressly excluding information related to any active pharmaceutical ingredient in a Combination Product that is not itself a Licensed Product) in the Field (a) that is owned or Controlled by Licensor as of the Effective Date; or (b) that Licensor comes to own or Control at any time during the term of this Agreeme0nt independent from, and not in connection with or in the course of performing under, this Agreement. The term "Technical Information" shall expressly exclude Research Information.

1.34 Territory

China (including mainland, Taiwan, Hong Kong and Macau.

1.35 Additional Definitions

Defined Term	Section in which Defined

Antigen Express	Preamble
Agreement	Preamble
CDA	5.1
Combination product	1.23.5
Board	Recitals
Common Stock
Competitive Product	4.2.4(a)
Disclosing Party	1.9
Effective Date	Preamble

FDA	1.22
Heads	14.10.2

Licensee	Preamble
Licensee Indemnitee	10.2
Licensor	Preamble
Licensor Indemnitee	10.1
Losses	10.1
Note
Panel	14.10.3
Party/Parties	Preamble
Proposed Public Disclosure	5.6
Purchase Agreement	Recitals
Receiving Party	1.9
Research Term
Royalty Reporting Period	4.2.6
Securities
Shortfall Payment	3.4
Third-Party Claim	7.3

2. RIGHTS AND RESPONSIBILITIES

2.1 Licensee

The Licensee and its Sub-licensee have the same rights that are granted by the Licensor described in this Agreement in performing the research, development, production of the Licensed Compounds for product, product commercialization and distribution in the Field in the Territory. In order to accelerate the process of drug development, the Licensee and its Sub-licensee can chose the best suitable country or area outside of the Territory to conduct the clinical trials including establishment of global multi-center clinic trial. The Licensee will provide 100% of the funding to support the clinical development and commercialization of Licensed Compounds, alone and in combination therapy, in the Territory, including, without limitation, funding of the Phase I Clinical Study, the Phase Il Clinical Study and the Phase Ill Clinical Study for the treatment of prostate cancer, which will be conducted in compliance with ICH guidelines. The Licensee is responsible for obtaining the Regulatory Approval from the Chinese Food and Drug Administration ("CFDA") for the Licensed Compounds as monotherapy and/or combination therapy for the immunotherapeutic treatment of prostate cancer in the Territory. The Licensee agrees to provide 100% of the funding required to manufacture, market, sell, and distribute the Licensed Compounds for the Field in the Territory. The Licensee has the right to file New Drug Applications (NDA) and to file Marketing Authorization Applications (MAA) with the CFDA and has the right to produce the product in the Territory.

2.2 Licensor

Subject to compliance by the Licensee with its funding and other obligations under this Agreement, the Licensor shall support the research, development and commercialization of the Licensed Compounds to be performed by Licensee in the Territory. The support from the Licensor includes, but is not limited to, sharing study data and information and providing various consulting, operational and management strategies. The Licensor shall ensure compliance by Antigen Express, Inc. with its obligations under the Clinical Trial Collaboration and Supply Agreement with Merck Sharp & Dohme B.V. dated June 28, 2017 in respect of a combination therapy (AE37+check point inhibitor) for breast cancer.

The Licensor will provide the Licensee with all documentations, materials, and files to support the applications for certificates for all clinical trials and New Drug Application (NDA) and to file Marketing Authorization Application (MAA) in the Territory, all as contemplated by this Agreement. The Licensor shall provide reasonable cooperation to the Licensee in respect of the clinical studies in the Territory required by this Agreement.

3. LICENSE AND SUB-LICENSES

3.1 Exclusive License Granted to Licensee

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, an exclusive (even as to Licensor and its Affiliates), royalty-bearing license, including the right to grant sub-licenses through multiple tiers of sub-licensing (subject to Section 3.3 below), under Licensed Know-How and Licensed Patent Rights, to make, have made, use and import Licensed Compounds, Research Information and Licensed Products, and to produce, distribute, promote, market, sell and offer for sale Licensed Products, in the Field in the Territory.

3.2 Retained Rights of Licensor

Notwithstanding anything to the contrary in Section 3.1, Licensor and its Affiliates retain the right to use and practice the Licensed Know-How and Licensed Patent Rights: (a) for development and commercialization of Licensed Compounds, Research Information and/or Licensed Products in the Field, either themselves, or with or for the benefit of a third party, globally, except in the Territory; and (b) for research, teaching and educational purposes (excluding research and/or development of Licensed Compounds, Research Information and Licensed Products for use and/or exploitation in the Field in the Territory on behalf of any Person other than Licensee or its Affiliates). Licensee shall not utilize the Licensed Compounds, Licensed Know-How, Licensed Patent Rights, Research Information, Research Inventions, or Technical Information for any purpose other than the production, distribution, and sale of Licensed Products in the Field in the Territory in accordance with this Agreement.

3.3 Sub-licenses Granted by Licensee

Each Sub-license Agreement executed by Licensee or any Sub-licensee shall be subject and subordinate to the terms and conditions of this Agreement, and shall contain terms and conditions consistent with those in this Agreement, sufficient to enable Licensee to comply with this Agreement and requiring the Sub-licensee to comply with the relevant terms and conditions of this Agreement, including this Section 3.3 and Sections 4.22, 4.2.5, 4.2.6, 9.1 and 10.5, and Article 5. Subject to Licensor's obligations set forth in Article 5, Licensee shall provide Licensor with an accurate and complete copy of any Sub-license Agreement within seven (7) days of entering into such Sub-license Agreement. Unless otherwise agreed in writing by Licensor, any sub-license of the rights granted under Section 2.1 shall terminate on any termination or expiration of this Agreement.

3.4 Diligence Obligations

During the term of this Agreement, Licensee shall use commercially reasonable efforts to develop and commercialize Licensed Products in the Territory, either itself or through its Affiliates and Sub-licensees. To that end, Licensee agrees to provide Licensor with a detailed time & events schedule (the "Timeline") for the commercial development of the Licensed Products in the Field in the Territory. Licensor reserves the right to review and approve the Timeline to ensure the global regulatory and commercial integrity of the development program. Without limiting the generality of the foregoing, beginning eighteen (18) months from the Effective Date, Licensee (itself or through its Affiliates and/or Sub-licensees) shall initiate the Phase Il Clinical Study in the Field. Licensee agrees to expend a minimum of Five Hundred Thousand United States Dollars ($500,000 USD) during this 18 month period to complete the regulatory requirements for chemistry, manufacturing & control (CMC), toxicology, and a Phase I Clinical Study necessary to initiate the Phase Il Clinical Study. From the initiation of a Phase Il Clinical Study, and for three (3) years thereafter, Licensee agrees to expend a minimum of Five Hundred Thousand United States Dollars ($500,000 USD) annually toward the clinical development of the Licensed Products in the Field in the Territory, with an understanding that a Phase Ill Clinical Study will be initiated at the end of this 3-year period. Thereafter, and until the commercial launch of Licensed Products in the Field in the Territory, Licensee agrees to expend a minimum of One Million United States Dollars ($1,000,000 USD) annually to complete the Phase Ill Clinical Study, regulatory submissions, and other product development activities required by the CFDA for regulatory approval and commercialization of the Licensed Products in the Field in the Territory.

Each six (6) months, Licensee shall provide Licensor with a comprehensive and detailed written report summarizing its efforts under this Section 3.4 in the prior six (6) month period, comprising of a listing of research and development activities. The report will include a progress report, with any updates to the Timeline for key events in the research and development of Licensed Products in the Field in the Territory.

Licensee agrees to share all clinical data and reports with Licensor to support the submission of global regulatory filings regarding the safety and efficacy of the Licensed Products.

In the event that Licensee fails to expend the monetary amount set forth in this Section 3.4 in any given 12-month period, Licensee may cure such default by paying to Licensee the difference between the agreed-upon amount, and the amount actually expended by Licensee in that 12-month period ("Shortfall Payment"); provided that such Shortfall Payment shall be delivered within thirty (30) days after Licensee is required to deliver the WTitten report evidencing such default. If Licensee fails to cure such default by making such Shortfall Payment, Licensor shall have the right to either terminate this Agreement, including the licenses granted hereunder, or convert the exclusive licenses granted in Section 3.1 to non-exclusive licenses, by written notice to Licensee. In the event that any dispute arises under this Section

3.4, such dispute shall be resolved in accordance with Section 14.10.

3.5 Reservation of Rights

Licensor reserves all rights not expressly granted in this Agreement, and no rights or licenses are granted in this Agreement except as expressly set forth herein, whether by implication, estoppel or otherwise.

4. PAYMENTS, ROYALTIES AND STOCK

In consideration for the license rights and other rights granted by Licensor to Licensee under this Agreement, on the date of execution of this Agreement, Licensee shall pay to Licensor a non-refundable, non-creditable upfront payment of Seven Hundred Thousand United States Dollars ($700,000 USD), by wire transfer to the Licensor account designated in Exhibit B annexed hereto. In addition, in consideration for the license rights and other rights granted by Licensor to Licensee under this Agreement, Licensee shall pay the following milestone payments to Licensor, upon achievement of the corresponding milestone events:

4.1 Milestone Payments

4.1.1 Upon achievement of the recited milestone events by the Licensee, Licensee shall pay the following milestone payments to Licensor:

(a) One Million United States Dollars ($1,000,000) USD, upon completion of the Phase Il Clinical Study of a Licensed Product in the Territory as defined by locking of the applicable clinical study database;

(b) One Million United States Dollars ($1,000,000 USD), upon completion of the Phase Ill Clinical Study of a Licensed Product in the Territory as defined by locking of the applicable clinical study database;

(c) Two Million United States Dollars ($2,000,000 USD), upon first NDA or MAA (or equivalent) approval in the Territory in respect of a Licensed Product.

4.1.2 Licensor shall be notified by the Licensee promptly upon achievement any of the above-specified milestone events, and Licensee shall pay Licensor the specified corresponding milestone payment within thirty (30) days after achieving the applicable milestone event.

4.2 Royalties

4.2. I Subject to Sections 4.2.2, 4.2.3 and 4.2.4, as further consideration for the license rights granted to Licensee under this Agreement, and in addition to any milestone payments payable to Licensor pursuant to Section 4.1, during the term of this Agreement Licensee shall pay to Licensor an intellectual property royalty payment in an amount equal to Ten Percent (10%) of Net Sales within the Territory of Licensed Products. The Parties acknowledge and agree that the royalty rates and structure set forth in this Section 4.2 (including the reduction in royalty rates provided for herein) (a) have been adopted after good faith negotiation and for the convenience of the Parties; and (b) are payable whether or not a Licensed Product is covered by Licensed Patent Rights.

4.2.2 Notwithstanding anything to the contrary in this Section 4.2, Licensee shall have no obligation to pay royalties to Licensor on sales of Licensed Products between Licensee and its Affiliates or Sub-licensees, where such Licensed Products will be resold to an unrelated third party; provided that, in such instances, the obligation to pay royalties hereunder shall arise upon the sale (or resale) of Licensed Products by Licensee's Affiliate or Sub-licensee to unrelated third parties. If, however, Licensee's Affiliate or Sub-licensee is the commercial end user of such Licensed Products (for uses other than research, development or testing purposes), then royalties shall be due hereunder on the greater of (a) Licensee's Net Sales resulting from Licensee's sale of such Licensed Products to such

Affiliate or Sub-licensee, and (b) Net Sales determined using the average sales price of Licensed Products in arms' length sales to unrelated third parties during the current Royalty Reporting Period or, if there were no such sales during such Royalty Reporting Period, during the most recent Royalty Reporting Period when there were such sales.

4.2.3 In the event that Licensee is obligated to pay a royalty under one or more third-party license agreements with respect to a Licensed Compound component of a Licensed Product, then Licensee may reduce the royalty rate payable to Licensor (as set forth in Section 4.2.1) by an amount equal to one-half the total royalties payable to such third-party licensors; provided, however, that application of this Section 4.2.3 shall not reduce the royalty rate payable by Licensee to less than Four Percent (4.0%).

4.2.4 Upon:

(a)      the date of first Approved Sale in the Territory of a Competitive Product (wherein the term "Competitive Product" is defined as any product containing as an active pharmaceutical ingredient one or more Licensed Compounds, which product is has the same pharmaceutical purpose as a Licensed Product) or a generic version of a Licensed Product, if a Licensed Product was covered by Licensed Patent Rights in the Territory at or prior to the time of such Competitive Product Approved Sale, but is no longer covered by Licensed Patent Rights (whether due to expiration, abandonment, a final, Lin-appealable adjudication of invalidity or otherwise); or

(b)     the date of first Approved Sale of a Competitive Product in the Territory, if a Licensed Product was not covered by Licensed Patent Rights in such country at or prior to the time of such sale;

the royalty rate payable by Licensee with respect to such Licensed Product shall be reduced to Four Percent (4.0%), unless and until such Licensed Product shall subsequently be covered by Licensed Patent Rights in the Territory.

4.2.5 Licensee shall keep, and shall obligate each of its Affiliates and Sub-licensees, if any, to keep, full and accurate books of account containing all particulars that are reasonably necessary for the purpose of calculating the royalties and other amounts payable by Licensee to Licensor hereunder. Without limiting the foregoing sentence, Licensee shall keep full and accurate records of gross sales revenues from and Net Sales of Licensed Products. Such books, records and pertinent supporting data of Licensee, its Affiliates and Sub-licensees that are necessary to verify the payment of royalties and other amounts in compliance with this Agreement shall be available for inspection by Licensor during normal business hours of Licensee, for three (3) years following the end of the calendar half year to which they pertain (but Licensor may not perform such inspection more than once per twelve (12)-month period). Any such inspection shall be performed by an independent certified public accountant retained by Licensor (and reasonably acceptable to Licensee) for the sole purpose of verifying reports and payments by Licensee hereunder.

4.2.6 Within six (6) months after the first day of January and July of each year during the term of this Agreement (including the first day of the half year following the expiration or termination of this Agreement), and beginning after the first commercial sale of a Licensed Product in the Territory, Licensee shall deliver to Licensor a true and accurate reports of any royalty amounts payable to Licensor under this Agreement in relation to Net Sales made by or reported to Licensee in the preceding calendar half year (the "Royalty Reporting Period"), as well as other information that is pertinent to calculation of such royalties (e.g., a report due on May 31 shall pertain to the preceding period January I through March 31). Licensee shall require its Affiliates and Sub-licensee to report to Licensee information as reasonably necessary to comply with Licensee's obligations under this Agreement. These reports shall include at least the following:

(a)      the calendar half year period covered by the report;

(b)     a description of each Licensed Product sold by Licensee, and each Licensed Product sale reported to Licensee by its Affiliates and Sub-licensees, during such calendar half year;

(c)      the total quantity of each Licensed Product sold by Licensee, and each Licensed Product sale reported to Licensee by its Affiliates and Sub-licensees, during such calendar half year, by country (or by region, but only if regional reporting is consistent with the Net Sales information kept by Licensee in its normal course of business);

(d)     gross sales revenues, deductions from gross sales and Net Sales made or reported during such calendar half year, by Licensed Product and by country (or by region, but only if regional reporting is consistent with the Net Sales information kept by Licensee in its normal course of business);

(e)      names and addresses of all Affiliates and Sub-licensees of Licensee involved in the distribution or sale of Licensed Products in such calendar half year, if Licensee has not previously provided such information to Licensor; and

(f)       total royalties payable to Licensor for such calendar half year.

4.2.7 Simultaneously with the delivery of each half year royalty report, Licensee shall pay to Licensor the royalty calculated for the Royalty Reporting Period covered by such report. If no royalties are due, it shall be so reported by Licensee. Each such royalty payment shall be made in Dollars by wire transfer of immediately available funds to the Licensor account designated Exhibit B annexed hereto (or such other account as may be designed in writing by the Licensor from time-to-time). In the event that conversion from any foreign currency shall be required, such conversion shall be at the average rate of exchange published in The Wall Street Journal for the calendar half year to which the payment pertains. Any amount not paid when due hereunder shall accrue interest at the lesser of one and one-half percent (l .5%) or the maximum rate allowed by law.

4.3 Withholding of Taxes

Each Party shall comply with applicable tax authority guidelines regarding filing and reporting for income tax purposes. Neither Party shall treat their relationship under this Agreement as a partnership or as a pass-through entity for tax purposes. Licensee shall be responsible for and shall collect all governmental and regulatory sales and other taxes, charges, duties and fees that are due and owing upon sales of Licensed Products by Licensee and its Affiliates and Sub-licensees to third parties, excluding taxes on Licensor's net income. Any withholding taxes shall be paid by Licensee at the rate(s) required by applicable law, and shall be paid to the appropriate fiscal or tax authorities on behalf of Licensor. Licensee shall promptly provide to Licensor receipts from the government or taxing authority evidencing payment of such taxes, if available, or other proof of payment if official receipts are not available, and shall provide reasonable assistance to Licensor to obtain tax credits therefor. To the extent Licensor actually uses any such tax credits for withholding taxes, as determined by it in its reasonable discretion, Licensor shall refund to Licensee the amount of such credits used; provided that Licensor shall not be required to refund any payment of such withholding tax to Licensee to the extent such payment would result in Licensor being in a worse after-tax economic position (as determined by Licensor in its reasonable judgment) than if such withholding tax had never been imposed.

5. CONFIDENTIALITY; PUBLICATION

Licensee shall ensure that its employees and those of its Affiliates and Sub-licensees who have access to any Technical Information of Licensor agree in writing to be bound by appropriate confidentiality and non-use obligations which are no less stringent than those imposed on Licensee hereunder.

5.1 Confidential Information

Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, each Party shall treat Confidential Information of the other Party in accordance with that certain Confidential Disclosure Agreement by and among the Parties (the "CDA") dated as of the I st day of September, 2016.

5.2 Permitted Disclosures

Notwithstanding the foregoing Section 5.1, the Receiving Party may disclose Confidential Information of the Disclosing Party, and Licensee may disclose Technical Information to the extent such disclosure is reasonably necessary to:

5.2.1 file or prosecute patent applications, or in connection with patent interferences or patent oppositions, as contemplated by this Agreement;

5.2.2 prosecute or defend litigation, as contemplated by this Agreement;

5.2.3 file documents required by applicable law, including filings with the U.S. Securities and Exchange Commission and comparable governmental agencies applicable to the Parties, with tax authorities, and with Regulatory Authorities as contemplated by this Agreement;

5.2.4 exercise rights granted hereunder to the Receiving Party and perform obligations of the Receiving Party hereunder; and

5.2.5 otherwise comply with applicable governmental laws and regulations, court orders and legal requirements.

5.3 Obligations of the Receiving Party

In the event that a Receiving Party is required to, or shall deem it necessary to, disclose Confidential Information of the Disclosing Party pursuant to Section 5.2, then except as otherwise expressly set forth herein, the Receiving Party (a) shall, to the extent practicable, give reasonable advance notice to the Disclosing Party of such disclosure, and (b) if requested by the Disclosing Party, use reasonable efforts to cooperate with the Disclosing Party's efforts to secure confidential treatment of such information. In any event, Licensee and Licensor shall take all reasonable precautions to avoid any unauthorized use or disclosure of Confidential Information or materials of the other Party, and Research Information, Licensed Know-How or confidential Licensed Patent Rights.

5.4 Permitted Disclosure by Licensee

Notwithstanding the foregoing Sections 5.2 and 5.3, Licensee may disclose the existence (if not publicly disclosed previously in accordance with this Article 5 or Section 14.5) and/or the terms of this Agreement (a) in confidence, to its lenders, investment bankers, investors and potential investors, attorneys, financial advisors and other financial institutions of its choice for purposes of financing the business operations of Licensee, and (b) subject to appropriate written obligations of confidentiality and non-use, to a potential acquirer of all or substantially all of the assets of Licensee related to the subject matter of this Agreement. Notwithstanding the foregoing Sections 5.2 and 5.3, Licensee may disclose any and all Licensed Know-How and Licensed Patent Rights (y) to Licensee's Affiliates; its actual and potential Sublicensees; and its actual and potential business partners (and any of the directors, officers, employees, advisors, consultants, distributors and agents of the foregoing recipients set forth in this clause (y)); provided, however, that Licensee shall impose upon such recipients described in clause (y) appropriate written obligations of confidentiality and non-use; and (z) to Regulatory Authorities in the Territory. Licensee may publicize and/or disclose the execution of this Agreement and further information and developments regarding this Agreement (including in a press release(s)), subject to Section 14.5.

5.5 Survival

The foregoing restrictions and obligations imposed by this Section 5 shall survive expiration or termination of this Agreement for whatever reason.

5.6 Publication

Licensor and Licensee recognize the importance to scientists of the ability to publish and present clinical trial results, and agree that subject to the terms of this Section 5.6, Licensee shall have the right to do so. Licensor and Licensee also recognize that patent rights in and outside the Territory can be jeopardized by submission of a manuscript or by public disclosure (including a presentation at a scientific conference) in or outside of the Territory prior to the filing of suitable patent applications. Therefore, Licensee agrees that, before submission to a publisher or disclosure to any other third party (including a presentation at a scientific conference), each proposed publication or public presentation containing any Licensed Know-How pertaining to Licensed Compounds, Research Information and/or Licensed Products (a "Proposed Public Disclosure") shall be submitted to Licensor for review in connection with preservation of patent rights, to ensure (a) that none of Licensor's Confidential Information or Research Information is included in the Proposed Public Disclosure, and (b) that such Proposed Public Disclosures and submissions to publishers containing such Licensed Know-How are consistent with Licensor's intellectual property, development and commercialization plans and objectives in the Territory. Licensor shall have sixty (60) days from receipt of such Proposed Public Disclosure to review it, which review period may be extended for an additional thirty (30) days in the event that Licensee provides substantial and reasonable need for such extension. During such period, as extended, Licensor may request the removal of any of its Confidential Information or any Research Information that is contained in the Proposed Public Disclosure and, in the event Licensor determines a need to delay the Proposed Public Disclosure to protect or preserve patent rights, Licensor shall request such delay in writing within such review period (as extended), and Licensee will delay such Proposed Public Disclosure for an additional period of up to one hundred twenty (120) days to permit Licensor to file a patent application(s). If requested by Licensor, Licensee shall remove from such Proposed Public Disclosure any of Licensor's Confidential Information and/or or Research Information (as applicable). Scientists employed by Licensor or Licensee will be expected to treat matters of authorship in a proper, collaborative spirit, giving credit where it is due and proceeding in a manner that complies with this Section 5.6 and fosters cooperation and communication.

6. INTELLECTUAL PROPERTY RIGHTS; OWNERSHIP

6.1 Ownership

Licensor owns all patents and other intellectual properties licensed to Licensee pursuant to this Agreement. Any extant intellectual property rights in respect of the Licensed Compounds, Research Information, the Licensed Know-How, the Licensed Patent Rights, and any intellectual property rights that may be discovered, identified, developed, generated, modified, obtained or derived by Licensor or Licensee in future activities pertaining to the Licensed Compounds, Research Information, the Licensed Know-How, the Licensed Patent Rights and Licensed Products will be solely and exclusively owned by Licensor.

6.2 Patent Prosecution

Licensee shall have the full right and authority to, and shall use commercially reasonable efforts to, prepare, file, prosecute and maintain all Licensed Patent Rights in the Field in the Territory (which Licensed Patent Rights shall, for greater certainty, be the sole and exclusive property of Licensor), in consultation with Licensor, using counsel of its choice reasonably acceptable to Licensor. To the extent practicable, Licensee shall provide Licensor with drafts of substantive prosecution papers to be submitted to patent offices in the Territory (with reasonable advance notice, so that Licensor may have an opportunity to comment in a timely fashion), and Licensee shall give suggestions from Licensor reasonable consideration (but without any obligation to incorporate or accept such suggestions). Licensee shall provide Licensor with copies of all substantive prosecution papers submitted to or received from patent offices in the Territory, including patent applications and amendments thereto, relating to the Licensed Patent Rights. Licensor shall cooperate with and assist Licensee in connection with such preparation, filing, prosecution and maintenance of Licensed Patent Rights, at no charge to Licensee for the time of Licensor's employees; provided that Licensee shall reimburse Licensor for its reasonable out-of-pocket expenses incurred in connection therewith. Licensee shall not abandon or discontinue prosecution of any patent application or patent within the Licensed Patent Rights without giving Licensor at least ninety (90) days' written notice prior to any applicable deadline; provided, however, Licensee may take ministerial and non-material procedural actions regarding the Licensed Patent Rights without providing prior written notice to Licensor. If Licensee provides such notice, Licensor may continue prosecution and/or maintenance of such abandoned or discontinued patent application or patent within the Licensed Patent Rights at its sole discretion and expense, and such thereafter such patent application or patent within the Licensed Patent Rights shall no longer be included in the Licensed Patent Rights hereunder.

6.3 Expenses

6.3.1 Patent Expenses. All costs incurred by Licensee for patent and patent application preparation, filing, prosecution, issuance and maintenance in connection with patent applications and patents within the Licensed Patent Rights in the Territory shall be borne solely by Licensee.

6.3.2 Technology Transfer Expenses. To the extent that members of the Licensor's executive management team, including, without limitation, Dr. Eric von Hofe, PhD, the President of Antigen Express, Inc., are required to travel to the Territory from time-to-time in order to facilitate the performance of this Agreement by the Parties, the Licensee shall reimburse the Licensor for any and all customary and reasonable travel expenses incurred in that respect.

7. INTELLECTUAL PROPERTY PROTECTION

7.1 Notice of Suspected Infringement of Licensed Patent Rights

Each Party shall inform the other Party of any threatened or suspected infringement of any Licensed Patent Right in the Field in the Territory coming to its attention, or of the institution of any third-party action or proceeding that may adversely impact any Licensed Patent Right in the Field in the Territory.

7.2 Control of Infringement Actions

7.2.1 Licensee shall have the first right, but not the obligation, at its sole expense, to take action in its own name, and in Licensor's name as a nominal party if reasonably necessary, against any such alleged infringer, or in any such third-party action or proceeding. In such event, after each Party has recovered all of its costs and expenses from such action or proceeding, Licensee shall be entitled to all remaining recoveries in any such action or proceeding; provided that any such remaining recoveries shall be deemed to be Net Sales, and Licensee shall pay Licensor royalties on such Net Sales at the rates provided in this Agreement. Licensor will assist Licensee, at Licensee's expense, in such actions or proceedings, if reasonably requested by Licensee or required by law. Licensor shall have the right to participate and to be represented in any such action or proceeding by its own counsel, at its own expense. In the event that any Licensed Patent Rights that are the subject of such action or proceeding have been sublicensed by Licensee hereunder, any such Sub-licensee shall also have the right to participate in such prosecution or defense. Licensee shall not settle any such action or proceeding without Licensor's written consent, not to be unreasonably withheld or delayed, if such settlement would, in Licensor's reasonable judgment, adversely affect the scope or validity of the Licensed Patent Rights.

7.2.2 If Licensee, its Affiliate or Sub-licensee elects not to take action within six (6) months after being informed of such alleged infringement or such third-party action or proceeding (or, if shorter, within thirty (30) days before any applicable deadline), Licensor may take action, at its sole expense, and shall be entitled to all damages assessed in any such action or proceeding.

7.2.3 The Party undertaking action under either Section 7.2.1 or 7.22 shall keep the other Party informed of the status of the matter on an ongoing basis.

7.3 Notice of a Claim of Infringement by a Third Party

In the event that a third party at any time threatens to or brings suit against Licensee, Licensor, or Licensee's Affiliate(s) or Sub-licensee(s) alleging infringement of any third-party patent or other intellectual property right due to the research, development, manufacture, use, sale, offer for sale or importation of any Licensed Compound or Licensed Product in the Field in the Territory (a "Third-Party Claim"), the Party receiving notification of the Third-Party Claim shall promptly notify the other Party, enclosing a copy of all pleadings served, if any.

7.4 Defense of a Third-Party Claim

Licensee shall have the right, in its discretion, to control the defense of such Third-Party Claim in its own name (and in Licensor's name as a nominal party, if reasonably necessary), provided that Licensee shall not settle such matter in any way that imposes an unreimbursed obligation on Licensor without Licensor's consent, not to be unreasonably withheld or delayed, and such defense, including settlement of the matter (which settlement may, in Licensee's discretion, include obtaining a license from such third party), shall be at Licensee's own expense and under its direction and control. Licensor, at Licensee's expense, will reasonably assist Licensee in such defense, if so requested. In addition, Licensor shall have the right to participate and be represented in any defense of such Third-Party Claim by its own counsel, at its own expense. Any judgments, settlements or damages payable with respect to a Third-Party Claim shall be paid by Licensee, subject to any claims against the other Party for breach of or for indemnification under this Agreement, or any other remedies that are otherwise available at law or in equity.

8. REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Licensee

Licensee hereby represents and warrants to Licensor, as of the Effective Date, that:

8.1.1 It has the right, power and authority to enter into this Agreement and to perform its obligations hereunder.

8.1.2 This Agreement has been duly executed and delivered by Licensee, and is a legal, valid and binding obligation enforceable against Licensee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors' rights generally and equitable principles.

8.1.3 The execution, delivery and performance of this Agreement, and the rights and licenses granted hereunder, do not conflict with, violate or breach any agreement to which Licensee is a party, and there are no agreements, assignments or encumbrances of Licensee that are inconsistent with the provisions of this Agreement.

8.1.4 The execution and delivery by Licensee of this Agreement and the performance by Licensee of the obligations under this Agreement require no governmental or regulatory approvals to be obtained on the part of Licensee, or, if required, Licensee has obtained or will have obtained such approvals.

8.2 Representations, Warranties and Covenants of Licensor

Licensor hereby represents, warrants and covenants to Licensee, as of the Effective Date, that:

8.2.1 The Board has granted Licensor all requisite right, power and authority to enter into this Agreement and to perform Licensor's obligations hereunder and Licensor is fully and lawfully empowered to grant the rights and licenses granted to Licensee herein.

8.2.2 This Agreement has been duly executed and delivered by Licensor, and is a legal, valid and binding obligation enforceable against Licensor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors' rights generally and equitable principles.

8.2.3 The execution, delivery and performance of this Agreement, and the rights and licenses granted to Licensee hereunder, do not conflict with, violate or breach any agreement to which Licensor is a party, and there are no agreements, assignments or encumbrances in existence to which Licensor is a party that are inconsistent with the provisions of this Agreement. Licensor has not granted, and will not grant, any license or other right in any of the Licensed Compounds, Licensed Patent Rights, Research Inventions, or Licensed Know-How that conflicts with any of the licenses or rights granted to Licensee under this Agreement.

8.2.4 Exhibit A sets forth a true and complete list of all patents and patent applications filed on or before the Effective Date in the Territory that are Licensed Patent Rights, and all such patents and patent applications are owned and Controlled by Licensor.

8.2.5 To the best of the Licensor' s knowledge, Information, and belief, no patents within the Licensed Patent Rights are being infringed by a third party.

8.2.6 The Licensor has not recei、red any written notice from any third party, including any Governmental Body, claiming any ownership interest in the Licensed patent Rights or the Licensed Compounds (whether by inventorship, assignment or otherwise).

8.2.7 (a) No lawsuit has been filed against Licensor, nor has any third party threatened writing to file a lawsuit against Licensor, with respect to the Licensed Compounds, Licensed Products or Licensed Patent Rights; and (b) no patent or patent application within the Licensed Patent Rights is or has been involved in any reissue, reexamination, interference, opposition or equivalent or similar proceeding to which Licensor is a party and (c) the Licensed Patent Rights are not subject to any judgments or settlements against or owed by Licensor.

8.2.8 The execution and delivery by Licensor of this Agreement, and the performance by Licensor Of the obligations under this Agreement, require no governmental or regulatory approvals to be obtained on the part Of Licensor, or, if required, Licensor has obtained or will obtain such approvals.

8.2.9 Licensor has not knowingly failed to disclose to Licensee any material adverse facts regarding (a) communications to or from any pertinent Regulatory Authority with respect to the Licensed Compounds or Licensed Products; and/or (b) any adverse events or product recalls or withdrawals with respect to the Licensed Compounds or Licensed Products.

8.3 Disclaimer ofWarranties

Except as otherwise expressly set forth in this Article 8, and without affecting either party's obligations under this agreement, neither licensor nor licensee makes any representation or extends any warranty of any kind, either express or implied, to the other party with respect to any patent rights, know-how, materials, rights, clinical data or any other subject matter of this agreement, and each party hereby disclaims all implied warranties, including implied warranties of merchantability, fitness for a particular purpose and non-infringement, with respect to any and all of the foregoing. Each party hereby disclaims any representation or warranty that the development, manufacture of commercialization of any licensed product pursuant to this agreement will be successful or that any particular sales level with respect to the licensed products will be achieved.

9. REGULATORY MATTERS

9.1 Export Controls

Licensee and its Affiliates and Sub-licensees shall comply with all applicable laws, rules and regulations of any relevant Governmental Body in the Territory in the exercise of their rights and discharge of their responsibilities under this Agreement, including export laws, restrictions and regulations of any United States or foreign agency or authority in the Territory, and will not export or re-export, or allow or authorize the export or re-export, of any Licensed Compound, Licensed Products, Technical Information, material, technology or other information it obtains or learns pursuant to this Agreement in violation of this Agreement or of any such laws, restrictions or regulations in the Territory.

10. INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

10.1 Indemnification by Licensee

Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates, and each of their respective employees, officers, directors, and agents (each, a "Licensor Indemnitee") from and against any and all liability, loss, damage, penalty, expense (including reasonable attorneys' fees and expenses) and cost (collectively, "Losses") resulting from, arising out of, or relating to:

10.1.1 Licensee's failure to perform its obligations under this Agreement or Licensee's or its Affiliates' or Sub-licensees' negligence or willful misconduct in the course of such performance;

10.1.2 any and all claims arising from the research, development, use, manufacture, sale, offer for sale, importation, distribution, marketing and promotion of the Licensed Products in the Territory by Licensee or any of its Affiliates or Sub-licensees; or

10.1.3 a breach by Licensee of its representations and warranties under this Agreement;

provided that Licensee's obligations under this Section 10.1 shall not apply to the extent such claims, actions or suits result from the gross negligence or willful misconduct of any Licensor Indemnitee.

10.2 Indemnification by Licensor

Licensor shall indemnify, defend and hold harmless Licensee and its Affiliates and Sub-licensees, and each of their respective employees, members, officers, directors and agents (each, a "Licensee Indemnitee") from and against any and all Losses resulting from, arising out of, or relating to:

10.2.1 claims for death of or injury to any person(s) resulting directly from Licensor's negligence or willful misconduct;

or

10.2.3 a breach by Licensor of its representations and warranties under this Agreement;

provided that Licensor's obligations under this Section 10.2 shall not apply to the extent such claims, actions or suits result from the gross negligence or willful misconduct of any Licensee Indemnitee.

10.3 Other Remedies

The foregoing indemnification provisions shall not be exclusive, and shall be in addition to any other remedies available to the Parties hereunder.

10.4 Insurance

On a date that is no later than Licensee's initiation of the first human clinical study of a Licensed Product in the Field in the Territory, Licensee shall, at its own cost, obtain and carry in full force and effect, during the remainder of the term of this Agreement and thereafter as provided below, insurance, including comprehensive commercial general liability insurance (including contractual liability and product liability insurance), in amounts and subject to deductibles customary in the pharmaceutical industry and sufficient to cover its obligations under this Agreement. Upon the request of Licensor, Licensee shall provide Licensor with Certificates of Insurance evidencing compliance with this Section 10.4.Licensee shall continue to maintain such insurance for so long as it, or any Affiliate or Sub-licensee, continues to develop, manufacture or sell Licensed Products in the Field in the Territory, and thereafter as may be required to cover manufacture or sales of distributed Licensed Products in the Field in the Territory.

10.5 Limitation of Liability

In no event will Licensor or any Licensor Indemintees be liable to any Licensee Indemnitees for any indirect, incidental, special, exemplary of consequential damages, including lost profits or revenues, arising out of or in connection with this agreement or any breach thereof whether based in contract, tort (including negligence and strict liability) or otherwise, to the maximum extent allowed by law.

11. TERM AND TERMINATION

11.1 Term

Unless sooner terminated in accordance with this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue, in the territory, until the later of: (a) expiration of the last-to-expire patent within the Licensed Patent Rights in such country, or (b) the fifteenth (15th) anniversary of the first Approved Sale of a Licensed Product in such country. Following such expiration, Licensee shall have a fully paid-up license that corresponds to the license granted to Licensee in Section 3.1.

11.2 Termination

11.2.1 In the event that Licensee or Licensor breaches a material undertaking or obligation hereunder, the other Party shall have the right, without limitation of any other right it has under this Agreement on account of such breach, to terminate this Agreement on ninety (90) days (or, in the case of breach of an obligation to pay money, thirty (30) days) prior written notice specifying such breach and demanding its cure; provided, however, that if the alleged breaching Party shall cure such breach during such ninety (90)-day (or thirty (30)-day, if applicable) period, then such notice of termination shall be null and void; otherwise, this Agreement shall be terminated on and after the expiration of said ninety (90)-day (or thirty (30)-day, if applicable) period.

11.2.2 This Agreement may be terminated at any time by a Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of its assets for the benefit of creditors by such other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

11.2.3 At any time after eighteen (18) months following the Effective Date, this Agreement may be terminated in Licensee's sole discretion on sixty (60) days prior written notice to Licensor.

11.3 Effect of Termination or Expiration

11.3.1 Termination of this Agreement under any provision herein shall not affect the obligation of Licensee to pay Licensor any royalty or other payments which have accrued and are unpaid as of the date of termination, nor shall the same prejudice any other accrued right of Licensor or Licensee under this Agreement. For the sake of clarity, if a payment obligation has not accrued as of the effective date of termination of this Agreement, then, except as expressly set forth herein, any subsequent event or achievement that would have resulted in accrual of such payment obligation — if the Agreement had not been terminated — shall have no effect on any payment(s) hereunder. Within ninety (90) days after termination, Licensee shall render to Licensor a written statement of the kind required by Section 4.2.6 hereof with respect to any due and unpaid royalties, and shall accompany such a statement with payment to cover same.

11.3.2 In the event of termination of this Agreement, other than a termination of this Agreement by Licensee pursuant to Section 11.2.3 or a termination of this Agreement by Licensor pursuant to Section 11.2.1 or Section 11.2.2, Licensee, its Affiliates and Sublicensees shall be entitled, for a period of twelve (12) months thereafter, to sell Licensed Products existing or being manufactured on the date of termination; provided that Net Sales from sales of such Licensed Products shall be subject to royalty payments under Section

4.2.

11.3.3 If either party has a right to terminate this Agreement pursuant to Section I I .2.1 or 11.2.2, then such party may elect (in its sole discretion) to do one of the following: (a) terminate this Agreement and retain its right to pursue any and all remedies permitted at law or in equity (including contract damage remedies), or (b) continue the Agreement while simultaneously pursuing any and all remedies permitted at law or in equity (including contract damage remedies). Maybe we could suspend payments until adjudication.

11.4 Survival

Expiration or termination of this Agreement, whether in whole or in part, shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights and the legal and equitable remedies of the Parties accrued or accruing under this Agreement prior to expiration or termination, subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, the right to enforce the terms and conditions set forth herein without terminating this Agreement, and further including any obligations of a Party that are expressly identified in this Agreement as surviving, or that by their nature or context logically survive, termination, relinquishment or expiration of this Agreement). Without limiting the foregoing sentence, the provisions of Article 1 (to the extent definitions are embodied in the following listed Articles and Sections of this Agreement) and Articles 5, 10 and 13, and Sections 6.1, 11.3, 14.5, 14.6, 14.9, 14.10 shall survive any expiration or termination of this Agreement. Except as set forth in this Article I l, upon termination or expiration of this Agreement all other rights, licenses and obligations of the Parties shall cease.

12. ASSIGNMENT

Neither Party shall have any right or ability to assign or transfer this Agreement or any obligations or benefit under this Agreement (whether by operation of law or otherwise) without the written consent of the other Party (and any unauthorized purported assignment will be void). Any Change of Control of Licensee shall be deemed an assignment of this Agreement for purposes of this Section. Notwithstanding the foregoing Licensee may assign this Agreement, without the consent of Licensor, to an Non-Afflliate Acquirer in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates to such Non-Affiliate Acquirer, or in the event of its merger or consolidation with, acquisition by, or sale to such a Non-Affiliate Acquirer; provided that such Non-Affiliate Acquirer (a) agrees in writing to be bound by the terms and conditions of this Agreement; and (b) has the financial and other resources to perform its obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and the successors and permitted assigns of Licensee and/or Licensor.

13. NOTICES AND ADDRESSES

13.1 Delivery of Notices

Any written communication, notice, report or payment shall be deemed to be sufficiently given when delivered in person, or sent by confirmed facsimile, or two (2) days after being sent by internationally recognized overnight courier (e.g., FedEx, DHL, etc.), if addressed and sent to a Party at its address set forth below.

If to Licensor:
Generex Biotechnology Corporation
4145 North Service Road
Suite 200
Burlington, Ontario, Canada L7L 6A3
Attentions	Mark A. Fletcher
Executive Vice-President & General Counsel
mfletcher@generex.com

If to Licensee:
Shenzhen BioScien Pharmaceuticals CO. LTD.

NAME ADDRESS: Room 311, First Building, Shenzhen Overseas Venture Park (Longgang), Shenzhen 518116, China
Email:	2575962704@qq.com

13.2 Change of Address

Either Party may change its mailing address for the purpose of this Agreement by giving the other Party notice of such change in accordance with Section 13.1 at least fifteen (15) days prior to the date upon which the change is to become effective.

14. MISCELLANEOUS

Agreement

14.1 Entire Agreement

This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, and except for the CDA, which shall continue in full force and effect with respect to any disclosures by a Party made prior to the Effective Date, the Option Agreement, and the Purchase Agreement, this Agreement shall supersede and replace all prior agreements, understandings, writings and discussions between the Parties relating to said subject matter.

14.2 Amendment; Waiver

This Agreement may be amended, and any of its terms or conditions may be waived, only by a written instrument executed by Licensor and Licensee or, in the case of a waiver, by the Party waiving compliance. The failure of either Licensor or Licensee at any time or times to require performance of any provision hereof shall in no manner affect its rights to enforce the same at a later time. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

14.3 Titles; Captions

All titles and captions in this Agreement are for convenience only, and shall not be interpreted as having any substantive meaning.

14.4 Independent Contractors

Except as set forth in Article 8, nothing in this Agreement authorizes Licensee or Licensor to act as agent for the other Party as to any matter. Licensee and Licensor are not Affiliates of one another; and their relationship is that of independent contractors. Nothing in this Agreement will be deemed to create an agency, joint venture, amalgamation, partnership, employment, franchise, fiduciary of similar relationship between them.

14.5 Publicity and Disclosure

Except as set forth in Article 5, neither Licensor nor any of its Affiliates shall use the name of Licensee or any Affiliate or Sub-licensee of Licensee, or any director, employee, officer, or representative of Licensee, in any advertising, press release, promotion or sales literature without the prior written approval of Licensee, which shall not be unreasonably withheld or delayed. Except as set forth in Article 5, neither Licensee nor any of its Affiliates or Sub-licensees shall use the name of Licensor or any Affiliate of Licensor, or any director, employee, officer, or representative of Licensor, in any advertising, press release, promotion or sales literature without the prior written approval of Licensor, which shall not be unreasonably withheld or delayed.

14.6 Use of Trademarks

Licensee and its Affiliates and Sub-licensees may use any trademark(s) owned or Controlled by Licensee or any of its Affiliates or Sub-licensees in connection with the Licensed Products to be made, used, sold, offered for sale, imported or distributed in the Territory. Licensor shall have no ownership or other right in or to such trademark(s) of Licensee, its Affiliates or its Sub-licensees.

14.7 Marking

All Licensed Products shall be marked with the patent numbers of issued patents within the Licensed Patent Rights that cover such Licensed Products, to the extent practicable and permitted by law in countries in which such markings have notice value against infringers of patents.

14.8 Severability

If any provision of this Agreement is or becomes invalid, is ruled illegal by any court of competent jurisdiction or is deemed unenforceable under the current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the Parties that, in lieu of each such provision, there shall be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic business objectives, as intended by the Parties, to such invalid, illegal or unenforceable provision, but which shall be valid, legal and enforceable.

14.9 Governing Law & Language

The construction and performance of this Agreement shall be governed by the laws of the State of New York, USA without regard to conflicts of laws principles that would require the application of any other law. In the event of any discrepancies between the English language version of this Agreement and any other version, the English language version shall be the original and shall control in the event of any question concerning the meaning or import of its terms. The English language shall be the official language of all correspondence, meetings and arbitration between the Parties.

14.10 Dispute Resolution

14.10.1 Disputes. The Parties recognize that disputes as to certain matters may arise from time-to-time during the term of the Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner and without resort to litigation. The Parties shall attempt to settle any such dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute. To accomplish this objective, and with respect to all disputes hereunder, the Parties agree to follow the procedures set forth in this Section 14.10 if and when a dispute between the Parties arises under this Agreement.

14.10.2 Escalation. Prior to taking action as provided in Section 14.10.3 of this Agreement, the Parties shall first submit such dispute to Licensee's Chief Executive Officer and to the President & Chief Executive Officer of Licensor (the Heads" ) for resolution. The Heads to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed forty-five (45) calendar days following one Party's receipt of a notice of dispute from the other Party, unless the Heads mutually agree in writing to extend such period of negotiation. Such 45-day period shall be deemed to commence on the date the dispute was submitted to the Heads. All negotiations pursuant to this Section 14.10.2 shall be confidential, "without prejudice", and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

14.10.3 Arbitration. Any dispute that is not resolved by negotiation and/or escalation pursuant to Sections 14.10.1 and/or 14.10.2 shall, upon the submission of a written request of either Party to the other Party, be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in Beijing, China, which shall be conducted in accordance with CIETAC's arbitration rules in effect at the time of applying for arbitration. The presiding arbitrator shall not be a Chinese national or a citizen of the United States. The arbitral award is final and binding upon both Parties, shall be the sole and exclusive remedy of the Parties, and shall be enforceable in any court of competent jurisdiction. The English language shall be used throughout the arbitral proceedings. Relevant documents in other languages shall be translated into English if the arbitrators so direct. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees. Each Party shall bear its own attorneys' and expert fees and all associated costs and expenses.

14.11 Counterparts

This Agreement may be executed by original or facsimile signature in several counterparts, all of which shall be deemed to be originals, and all of which shall constitute one and the same Agreement. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

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